Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS ANNOUNCES
RETIREMENT OF RICHARD L. GALE AND
WELCOMES ROBERT "SCOTT" RITTER

    Riverside, Calif. – September 16, 2016 – Provident Financial Holdings, Inc. ("Company"), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. ("Bank"), today announced that Richard L. Gale, Senior Vice President of Mortgage Banking, will retire from the Bank at the close of business on Friday, October 14, 2016.  The Company also announced that Robert "Scott" Ritter will succeed Mr. Gale as Senior Vice President of Mortgage Banking for the Bank.  Mr. Ritter will begin his employment with the Bank on Monday, September 26, 2016.

"On behalf of the Bank and its Board of Directors, I would like to thank Rich for his service and leadership over the past 29 years," said Craig G. Blunden, Chairman and Chief Executive Officer.  "Rich has enjoyed a long and distinguished career in mortgage banking and he has been an invaluable asset to the Bank."

Mr. Ritter joins the Bank from California Mortgage Advisors, where he has served as their Chief Operating Officer since November 2011.  In his role as Chief Operating Officer, he has been responsible for overseeing all of California Mortgage Advisors' operations, including product development, underwriting, loan processing, and information technology.  Prior to that, he has held positions with increasing responsibilities at such notable mortgage banking firms as Green Point Financial and its predecessor Headlands Mortgage Company, among others.

Mr. Blunden stated, "I am pleased that Scott has decided to join our senior management team.  His mortgage banking experience is well rounded and we have every confidence that he will immediately contribute to our success."

"I am eager to join the team at Provident Bank and Provident Bank Mortgage and the more I have learned about the Company and its 60 year history the more excited I have become," said Mr. Ritter.  "These opportunities do not come along very often and I believe my experience and skill set is a very good fit for a company with such a rich history.

Safe-Harbor Statement

Certain matters in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide range of factors including, but not limited to, the general business environment, interest rates, the California real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer